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                                                                     EXHIBIT 5.1

                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                               New York, NY 10019

May 25, 1999

NEXTLINK Communications, Inc.
500 108th Avenue N.E., Suite 2200
Bellvue, WA 98004

Re:  NEXTLINK Communications, Inc.
     Senior Notes due 2009 and
     Senior Discount Notes due 2009

Ladies and Gentlemen:

    We have acted as counsel for NEXTLINK Communications, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement (the "Registration Statement") on Form S-3 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of its Senior Notes due 2009 (the "Senior Notes") and its Senior Discount Notes due 2009 (the "Senior Discount Notes" and together with the Senior Notes, the "Securities").

    The Senior Notes and the Senior Discount Notes will be issued pursuant to two indentures between the Company and the United States Trust Company, as trustee (respectively, the "Senior Notes Indenture" and the "Senior Discount Notes Indenture"), the forms of which have been filed as exhibits to the Company's Registration Statement on Form S-3 (File No. 333-77819). Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Senior Notes Indenture and the Senior Discount Notes Indenture.

    In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

    Based on the foregoing, we are of the opinion that the Senior Notes and the Senior Discount Notes, when duly issued, authenticated and delivered in accordance with the provisions of the Senior Notes Indenture and the Senior Discount Notes Indenture, respectively, will constitute valid and binding obligations of the Company.

    We do not express any opinion with respect to matters governed by any laws other than the laws of the State of New York and the federal laws of the United States of America.

    We know that we may be referred to as counsel who has passed upon the validity of the issuance of the Securities on behalf of the Company in the Registration Statement filed with the Commission, and we hereby consent to such use of our name in said Registration Statement and to the filing of this opinion with said Registration Statement as Exhibit 5.1 thereto.

                                          Very truly yours,

                                          /s/ Willkie Farr & Gallagher